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                                                           Exhibit 99.1

                        Contact:  Carol Hausner
                                  Director, Investor and Public Relations



                 ORGANOGENESIS INC. DECLARES 25% STOCK DIVIDEND


Canton, MA, November 14, 1997 --  The Board of Directors of Organogenesis Inc.
(AMEX: ORG) today declared a 25% Common Stock dividend.   The stock dividend
will be distributed on November 28, 1997 to shareholders of record on November 21, 1997. One share of Common Stock will be issued for every four shares owned. No fractional shares will be issued.

The Board of Directors said it made the decision to issue the stock dividend based on its confidence in the future growth of the Company in a number of areas, including product sales, manufacturing capacity and headcount. The decision was also made to enhance the liquidity and marketability of Organogenesis stock. Prior to the declaration of the stock dividend, there were 18,462,429 shares of Common Stock outstanding. After issuance of the stock dividend, Organogenesis will have approximately 23,078,036 shares of Common Stock outstanding, with 40 million shares authorized for issuance.

Organogenesis Inc. designs, develops and manufactures medical therapeutics containing living cells and/or natural connective tissue components. Lead product Apligraf/TM/ (Graftskin) manufactured Human Skin Equivalent is approved and marketed for the treatment of venous ulcers in Canada; its premarket approval application (PMA) is currently pending at the U.S. FDA with other international registrations being pursued. The Company product pipeline also includes the GRAFTPATCH/TM/ surgical product (cleared for marketing in the U.S.); a tissue filler product for female urinary incontinence, wound filler and other soft tissue reconstruction applications; a cell-based liver assist device; a vascular graft for coronary artery bypass procedures; and other living tissue products.

Statements in this press release which express the "belief", "anticipation" or "expectation," as well as other statements which are not historical fact, and statements as to product compatibility, design, features, functionality and performance insofar as they may apply prospectively, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed on this press release or in other forward-looking statements presented by management. Factors that might cause such a difference include, but are not limited to, development by the Company's competitors of new technologies or products that are more effective than the Company's, risks of failure of clinical trials, dependence on and retention of key personnel, protection of proprietary technology, compliance with U.S. Food and Drug Administration regulations, continued availability of raw material for the Company's products, availability of product liability insurance upon commercialization of the Company's products, ability to transition from pilot-scale manufacturing to full-scale commercial production of products, uncertainty as to the availability of additional capital on acceptable terms, if at all, and the demand for the Company's products, if and when approved.